Exhibit (f)(2)

VARIABLE FUNDING NOTE

$160,000,000	, 2011

THIS VARIABLE FUNDING NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”).  NEITHER THIS VARIABLE FUNDING NOTE NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION PROVISIONS.

THIS VARIABLE FUNDING NOTE IS NOT PERMITTED TO BE TRANSFERRED, ASSIGNED, EXCHANGED OR OTHERWISE PLEDGED OR CONVEYED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT REFERRED TO HEREIN.

FOR VALUE RECEIVED, NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., a Delaware limited liability company (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”) or its assigns, the principal sum of ONE HUNDRED AND SIXTY MILLION DOLLARS ($160,000,000), or, if less, the unpaid principal amount of the aggregate advances (“Advances”) made by the Lender to the Borrower pursuant to the Loan and Security Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Loan and Security Agreement, and to pay interest on the unpaid principal amount of each Advance on each day that such unpaid principal amount is outstanding, at the Interest Rate related to such Advance as provided in the Loan and Security Agreement, on each Payment Date and each other date specified in the Loan and Security Agreement.

This Variable Funding Note (this “Note”) is issued pursuant to the Amended and Restated Loan and Security Agreement, dated as of                    , 2011 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among New Mountain Finance Holdings, L.L.C., as the collateral administrator (in such capacity, the “Collateral Administrator”) and as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as the Collateral Custodian.  Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

Notwithstanding any other provisions contained in this Note, if at any time the rate of interest payable by the Borrower under this Note, when combined with any and all other charges provided for in this Note, in the Loan and Security Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate.  If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Borrower is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under this Note.  In no event shall the total interest received by the Lender under this Note exceed the amount which the Lender could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.

Payments of the principal of, and interest on, Advances represented by this Note shall be made by or on behalf of the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Loan and Security Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Borrower for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.

If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the applicable Interest Rate.

If all or a portion of (i) the principal amount hereof or (ii) any interest payable thereon or (iii) any other amounts payable hereunder shall not be paid when due (whether at maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the Prime Rate plus 6.00%, in each case from the date of such non-payment to (but excluding) the date such amount is paid in full, provided that such interest rate shall not at any time exceed the Maximum Lawful Rate.

Portions or all of the principal amount of the Note shall become due and payable at the time or times set forth in the Loan and Security Agreement.  Any portion or all of the principal amount of this Note may be prepaid, together with interest thereon (and, as set forth in the Loan and Security Agreement, certain costs and expenses of the Lender) at the time and in the manner set forth in, but subject to the provisions of, the Loan and Security Agreement.

Except as provided in the Loan and Security Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

All amounts evidenced by this Note, the Lender’s Advances and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Lender on the schedule attached hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof; provided, however, that the failure of the Lender to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Loan and Security Agreement.

The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances made by the Lender and represented by this Note and the indebtedness evidenced by this Note, subject to the applicable provisions of the Loan and Security Agreement.

This Note is secured by the security interests granted pursuant to Section 8.1 of the Loan and Security Agreement.  The holder of this Note is entitled to the benefits of the Loan and Security Agreement and may enforce the agreements of the Borrower contained in the Loan and Security Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Loan and Security Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Loan and Security Agreement.  If an Event of Default shall occur, the unpaid balance of the principal of all Advances, together with accrued interest thereon, the Lenders may declare, or in certain circumstances, the unpaid principal balance thereof shall be declared, and become, due and payable, in each case, in the manner and with the effect provided in the Loan and Security Agreement.

2

The Borrower, the Lenders, the Collateral Administrator and the Collateral Custodian each intend, for federal, state and local income and franchise tax purposes only, that this Note be evidence of indebtedness secured by the Collateral, and the Lender, as a lender under the Loan and Security Agreement, by the acceptance hereof, agrees to treat the Note for federal, state and local income and franchise tax purposes as indebtedness.

This Note is one of the “Variable Funding Notes” referred to in Section 2.1 of the Loan and Security Agreement and represents a ratable share of the security interest in the Collateral to the extent provided in the Loan and Security Agreement.  This Note shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, the undersigned has executed this Note as on the date first written above.

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C., as the Borrower

By:
	Name:	Adam Weinstein
	Title:	Chief Financial Officer and
Treasurer

[Signature Page to Variable Funding Note]

Schedule attached to Variable Funding Note dated                       , 2011 of New Mountain Finance Holdings, L.L.C. payable to the order of Lender

Date of Advance or Repayment	Principal Amount of Advance	Principal Amount of Repayment	Outstanding Principal Amount